SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934.
Filed by the Registrant	[X]

Filed by Party other than the Registrant	[ ]

[X]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]
[ ]	Definitive Information Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SHEER VENTURES INC.
Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11:
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid;
	2.	Form, Schedule or Registration Statement No.
	3.	Filing Party:
	4.	Date Filed:

SHEER VENTURES INC.
475 Howe Street
Suite 1030
Vancouver, British Columbia
Canada V5C 2B3

INFORMATION STATEMENT

INTRODUCTION

This information statement is being mailed or otherwise furnished to stockholders of Sheer Ventures Inc., a Nevada corporation (the "Company") in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of the Company's common stock of a proposal (the "Proposal") to approve an amendment (the "Amendment") to the Articles of Incorporation to change the name of the Company to Ignis Petroleum Group Inc.

The Board of Directors believes that it is advisable and in the best interests of the Company to change the name of the Company to reflect its new business of oil and gas exploration, development and production.

This information statement is being first sent to stockholders on or about June 21, 2005. The Company anticipates that the amendment will become effective on or about July 11, 2005 twenty-one (21) days after mailing.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

The proposed amendment requires the approval of a majority of the outstanding shares of common stock. Each holder of common stock is entitled to one (1) vote for each share held. The record date for the purpose of determining the number of shares outstanding and for determining stockholders entitled to vote, is the close of business on June 10, 2005 (the "Record Date"), the day in which the Board of Directors of the Company adopted the resolution setting forth and recommending the Amendment to the Articles of Incorporation. As of the record date, the Company had Six million Eight hundred thousand (6,800,000) shares of common issued and outstanding. Holders of the shares have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the common stock is Empire Stock Transfer, 7251 West Lake Mead Blvd, Las Vegas, Nevada 89128.

Meeting Not Required

Nevada Revised Statutes 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

Furnishing Information

This information statement is being furnished to all holders of common stock of the Company. The Form 10-KSB for the Company, Form 8-K and Form SC 14F1 containing the information required by Section 14(f) of the Securities Exchange Act of 1934 and regulation 14f-1 promulgated thereunder may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the Edgar Archives and are incorporated herein by reference. The Company is presently current in the filing of all reports required to be filed by it.

Dissenters Rights of Appraisal

There are no dissenter's rights of appraisal applicable this action to change the name of the Company.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by the Company.

Security Ownership of Certain Beneficial Owner and Management

The following sets forth as of June 10, 2005 persons owning more than 5% of the common stock of the Company:

	Name and Address of	Amount and Nature
Title of Class	Beneficial Owner	of Ownership	Percent of Class

Common Stock	Philipp Buschmann	764,000	11.24%
	122 Glouchester Terrace	Direct
Apt. 2
London, U.K. W26HP

The following sets forth as of June 10, 2005, all shares of common stock owned by all directors and nominees, each executive officer, and directors and executive officers as a group.

			Amount and
	Name of		Nature of	Percent of
Title of Class	Beneficial Owner	Position with Company	Ownership	Class

Common Stock	Michael P. Piazza	President, Principal Executive	0	0.00%
		Officer, Treasurer, Principal	Direct
		Financial Officer, and Director

Common Stock	Philipp	Chief Operating Officer,	764,000	11.24%
	Buschmann	Secretary, and Director	Direct

Common Stock	Doug Berry	Director	60,000	0.88%
			Direct

All current officers			824,000	12.12%
and directors as a			Direct
group (3 persons)

PROPOSAL TO CHANGE THE NAME OF THE COMPANY

The Board of Directors has determined that it would be in the best interest of the Company to change the name of the Company from Sheer Ventures Inc. to Ignis Petroleum Group Inc. to reflect its change in business from mineral exploration to reflect its new business of oil and gas exploration, development and production.

Reasons for the Proposal

The Company was engaged in the business of mineral exploration. On May 16, 2005, it completed a reverse acquisition and acquired all of the common stock of Ignis Petroleum Corporation and changed it's business purposes from mineral exploration to oil and gas exploration, development and production.

The Company decided to change its name from Sheer Ventures Inc. to Ignis Petroleum Group Inc. in order to more correctly reflect the new business of the Company which is oil and gas exploration, development and production.

Vote Obtained

On June 3, 2005, the Company's majority shareholders, who own 52.94% of the total outstanding shares of the Company, executed a written consent approving the amendment to the Company's articles of incorporation to change the name of the Company to Ignis Petroleum Group Inc.

Certain Matters Related to the Proposal

The amendment to the articles of incorporation will become effective upon filing with the Secretary of State of Nevada. It is anticipated that the foregoing will take place twenty-one (21) days after this information statement is mailed to the Company's shareholders.

By Order of the Board of Directors